Exhibit 99.1
                                                                    ------------

                             FFW CORP PRESS RELEASE

FOR MORE INFORMATION                                 FOR IMMEDIATE RELEASE
Contact:  Tim Sheppard, Treasurer                    Date: April 23, 2003
          at 260-563-3185 x228

FFW CORPORATION ANNOUNCES NET INCOME

FOR THE QUARTER ENDED MARCH 31, 2003

     WABASH, INDIANA - - FFW Corporation (NASDAQ: FFWC), parent corporation of First Federal Savings Bank of Wabash, Indiana, announced operating results for the third fiscal quarter of 2003 and nine months ended March 31, 2003. Net income for the quarter ended March 31, 2003, was $584,000, a 12.7% increase from the $518,000 reported for the quarter ended March 31, 2002. Diluted net income per share for the third fiscal quarter of 2003 amounted to $0.43, up 16.2% from the $0.37 reported in the third fiscal quarter of 2002. Net income and diluted net income per share for the nine months ended March 31, 2003 were $1,777,000 and $1.30 compared to $1,484,000 and $1.06 at March 31, 2002.

     The fiscal 2003's third quarter and year to date earnings represent a return on average shareholders' equity of 10.04% and 10.20% compared to 9.45% and 8.89% for the periods ended March 31, 2002. Return on average total assets for the three and nine-month periods ended March 31, 2003 were 1.00% and 1.00% compared to 0.90% and 0.86% for the periods ended March 31, 2002.

     The allowance for loan losses as a percentage of net loans receivable was 2.09% at March 31, 2003 compared to 1.99% at December 31, 2002 and 1.66% at June 30, 2002. Nonperforming assets at March 31, 2003 were $3.0 million compared to $3.2 million at December 31, 2002 and $2.1 million at June 30, 2002.

     As of March 31, 2003, FFWC's equity-to-assets ratio was 9.87% compared to 9.42% at June 30, 2002. Shareholders' equity was $23.3 million compared to $22.4 million at June 30, 2002. Total assets at March 31, 2003 were $236.6 million compared to $237.8 million at 2002 fiscal year end. Total deposits at March 31, 2003 were up $6.9 million over June 30, 2002 while total FHLB borrowings decreased by $9.6 million.

     First Federal Savings Bank is a wholly owned  subsidiary of FFW Corporation providing retail and small business  financial  services through its main office in Wabash and three banking centers located in North Manchester,  South Whitley, and Syracuse, Indiana. Investment services such as the purchase of stock, mutual funds and insurance products are offered through an affiliated company, FirstFed
Financial Inc. The corporation's  stock is traded on the NASDAQ system under the symbol "FFWC" and our website address is www.ffsbwabash.com.
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FFW Corporation                                                                                     April 23, 2003


                                                                                          Unaudited
Selected balance sheet data:                                                              3/31/2003      6/30/2002
                                                                                          ---------      ---------
                                                                                               (In Thousands)
Total assets                                                                               $236,648       $237,828
Loans receivable                                                                            127,132        144,219
Allowance for loan loss                                                                       2,606          2,361
Securities available for sale                                                                87,925         76,345
Deposits                                                                                    165,573        158,661
Borrowings                                                                                   44,741         54,363
Stockholders' equity                                                                         23,347         22,409
Nonperforming assets *                                                                        2,977          2,131
Repossessed assets                                                                              263            188


                                                                   Unaudited                     Unaudited
                                                               Three Months Ended            Nine Months Ended
Selected Operating Data:                                    3/31/2003      3/31/2002      3/31/2003      3/31/2002
                                                            ---------      ---------      ---------      ---------
                                                                 (In Thousands)                (In Thousands)
Total interest income                                       $   3,405      $   3,897      $  10,730      $  12,183
Total interest expense                                          1,753          2,300          5,671          7,230
                                                            ---------      ---------      ---------      ---------
     Net interest income                                        1,652          1,597          5,059          4,953
Provision for loan losses                                         460            305          1,090            980
                                                            ---------      ---------      ---------      ---------
     Net interest income after provision for loan losses        1,192          1,292          3,969          3,973
Net gain (loss) on sales of loans                                 172            194            514            345
Net gain (loss) on sales of securities                             25             92             26             97
Other non-interest income                                         490            339          1,278          1,021
Other non-interest expenses                                     1,203          1,239          3,568          3,425
                                                            ---------      ---------      ---------      ---------
     Income before income taxes                                   676            678          2,219          2,011
Income tax expense                                                 92            160            442            527
                                                            ---------      ---------      ---------      ---------
     Net income                                             $     584      $     518      $   1,777      $   1,484
                                                            =========      =========      =========      =========

Earnings per common & common equivalent shares
Primary                                                     $    0.44      $    0.38      $    1.32      $    1.07
Fully diluted                                               $    0.43      $    0.37      $    1.30      $    1.06
Dividend paid per share                                     $    0.15      $    0.14      $    0.45      $    0.42
Average shares outstanding                                  1,335,825      1,375,715      1,350,774      1,388,727
Shares outstanding end of period                            1,373,947      1,377,325      1,373,947      1,377,325

Supplemental data:
Net interest margin **                                           3.06%          2.91%          3.03%          3.00%
Return on average assets ***                                     1.00%          0.90%          1.00%          0.86%
Return on average equity ***                                    10.04%          9.45%         10.20%          8.89%

* Includes non-accruing loans, accruing loans delinquent more than 90 days and foreclosed assets
**  Yields reflected have not been computed on a tax equivalent basis
*** Annualized
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